UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2022

U.S. ENERGY CORP.

(Exact name of registrant as specified in its charter)

Wyoming	000-06814	83-0205516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Bering Drive, Suite 100, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	USEG	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreements, Related Agreements and Transactions

On January 5, 2022 (the “Closing Date”), U.S. Energy Corp. (“we”, “us”, “U.S. Energy” or the “Company”) closed the acquisitions (the “Closing”) contemplated by those certain three separate Purchase and Sale Agreements (as amended to date, the “Purchase Agreements”), previously entered into by the Company on October 4, 2021, with each of (a) Lubbock Energy Partners LLC (“Lubbock”); (b) Banner Oil & Gas, LLC, Woodford Petroleum, LLC and Llano Energy LLC (collectively, “Banner”), and (c) Synergy Offshore LLC (“Synergy”, and collectively with Lubbock and Banner, the “Sellers”), which were previously disclosed in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC” or the “Commission”) on October 6, 2021 and October 27, 2021. Copies of the Purchase Agreements are also incorporated by reference in this Current Report on Form 8-K as Exhibits 2.1 through 2.4 hereto.

Pursuant to the Purchase Agreements, we acquired certain oil and gas properties from the Sellers, representing a diversified, conventional portfolio of operated, producing, oil-weighted assets located across the Rockies, West Texas, Eagle Ford, and Mid-Continent. The acquisition also included certain wells, contracts, technical data, records, personal property and hydrocarbons associated with the acquired assets (collectively with the oil and gas properties acquired, the “Acquired Assets”).

The purchase price for the Acquired Assets was (a) $125,000 in cash and 6,568,828 shares of our common stock, as to Lubbock; (b) $1,000,000 in cash, the repayment of $3.5 million in liabilities (which amounts were repaid with funds borrowed under the Credit Agreement discussed and defined below), and 6,790,524 shares of common stock, as well as the novation of certain hedges which had a mark to market loss of approximately $3.1 million as of the Closing Date, as to Banner (which were evidenced by the Master Agreement and Schedule, discussed and defined below); and (c) $125,000 in cash and 6,546,384 shares of common stock, as to Synergy. The aggregate purchase price under all the Purchase Agreements was $1.25 million in cash, 19,905,736 shares of common stock (the “PSA Shares”), the repayment of $3.5 million in debt, as well as the novation of the hedges discussed above. The initial base purchase price remains subject to customary working capital and other adjustments following the Closing.

Each Purchase Agreement required the Company to place a $500,000 deposit into escrow ($1.5 million in aggregate)(the “Deposits”). The Deposits were released at the closing to pay a portion of the purchase price for the Acquired Assets.

In connection with the Closing of the acquisition of the Acquired Assets, and on January 5, 2022, we entered into various related agreements with the Sellers as discussed below:

Registration Rights Agreement

Immediately prior to the Closing, on January 5, 2022, each Seller and the Company entered into a Registration Rights Agreement (the “RRA”). Pursuant to the RRA, we agreed:

● To use our commercially reasonable efforts to prepare and file an initial shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the resale of all of the shares of common stock issuable to the Sellers, on or before the 30th day after the date the RRA was entered into and use commercially reasonable efforts to cause such initial shelf registration statement to become effective no later than 60 days following the filing date (or, in the event of a “full review” by the Commission, the 90th day following the filing date); and

● To provide the Sellers certain piggy-back registration and participation rights associated with future registration statements and/or future registered offerings we may undertake in the future, subject to certain exclusions and exceptions.

We agreed to bear the full costs of such registration statements and to keep them effective indefinitely, as long as any Seller holds any shares of common stock included thereunder.

The RRA contains customary indemnification obligations of the parties and requires us to take commercially reasonable efforts for so long as the RRA remains in place, to allow for Rule 144 to be available for the sale of the Sellers’ shares of common stock issuable in connection with the Closing.

The RRA is to remain in place until such time as each Seller no longer holds any shares of common stock issuable in connection with the Closing.

The RRA requires the Sellers to comply with the prospectus delivery requirements of the Securities Act in connection with the sale of any registered shares, and also to refrain from selling any shares at any time we advise such Sellers that such registration statement can no longer be used for the sale of such shares.

Nominating and Voting Agreement

As described in greater detail under Items 5.02 and 5.03, below, on January 4, 2022, and effective as of the Closing on January 5, 2022, the Board of Directors (the “Board”) (i) increased the size of the Company’s Board of Directors from five members to seven members (with Javier F. Pico resigning from the Board effective immediately prior to Closing), and appointed (a) Mr. John A. Weinzierl, the Chief Executive Officer of Lubbock, who was designated by Lubbock, as a director and Chairman of the Company; (b) Mr. Joshua Batchelor, the Managing Partner of Sage Road Capital, LP, the owner of Banner, who was designated by Banner, as a director of the Company; and (c) Mr. Duane H. King, the Chief Executive Officer of Synergy, who was designated by Synergy, as a director of the Company.

Separately, at Closing, we and each of the Sellers entered into a Nominating and Voting Agreement. Pursuant to the Nominating and Voting Agreement, we were required to (a) increase the number of directors on the Board from five to seven, (b) cause the resignation or removal of a member from the Board, and (c) cause to be appointed to the Board one person designated by each of Lubbock, Synergy and Banner (each a “Nominating Party”), with the result that, as of the Closing Date, the Board was required to be comprised of: (i) one person designated by each Nominating Party (each a “Seller Nominated Person”) and (ii) four current members of the Board. As described above, all such required actions under the Nominating and Voting Agreement were taken prior to or contemporaneously with the Closing.

The Nominating and Voting Agreement also provides that each Nominating Party will have the right to designate for nomination to the Board two nominees (for so long as such Nominating Party holds at least 15% of the Company’s outstanding common stock) and one nominee (for so long as such Nominating Party holds at least 5% of the Company’s common stock), for appointment at any stockholder meeting or via any consent to action without meeting of the stockholders of the Company. The Nominating and Voting Agreement also requires the Board to include such nominees in the slate of directors up for appointment at each meeting of stockholders where directors will be appointed, and take other actions to ensure that such persons are elected to the Board by the stockholders of the Company.

If any Nominating Party’s Seller Nominated Party ceases for any reason to serve on the Board, such Seller Nominated Party will be provided the right to appoint another person to the Board, who shall be appointed to the Board pursuant to the power to fill vacancies given to the Board without a stockholder vote, by the Bylaws of the Company.

Notwithstanding the above, no person is required to be included as a nominee for election or appointment to the Board in the event such person is a Disqualified Person. A “Disqualified Person” is a person for whom the Board reasonably determines that the nomination, election or appointment of, or retention of such person on the Board, as applicable, would (a) violate the listing rules of Nasdaq or the rules and regulations of the SEC, (b) due to such person’s past, affiliations or otherwise, negatively affect the reputation of the Company, negatively affect the Company’s ability to complete future transactions, or disqualify the Company from undertaking any offering under applicable securities laws, or (c) violate the fiduciary duties that the Board owes to the Company or its stockholders; provided, however, that if the Board reasonably determines that any person is unfit for service on the Board for the reasons set forth above, then the applicable Nominating Party is entitled to designate an alternative or replacement person.

Further notwithstanding the above, the non-Nominating Party directors and Nominating Party directors are required to be apportioned between ‘independent’ and non-’independent’ directors as required by the rules of Nasdaq such that the Company continues in compliance with applicable Nasdaq rules.

Each Seller Nominated Person is entitled to the same expense reimbursement and advancement, exculpation, indemnification and insurance in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Seller Nominated Person is a member, if any, in each case to the same extent as the other members of the Board. We also agreed to continue to maintain directors’ and officers’ liability insurance coverage with respect to each Seller Nominated Person’s service on the Board for a period of at least six years after each such Seller Nominated Person’s service on the Board has concluded.

At all times when Lubbock holds at least 5% of the Company’s outstanding common stock and its appointee is John A. Weinzierl, each Seller is required to instruct its appointee on the Board to vote in favor of appointing Mr. Weinzierl as Chairman of the Board.

During the term of the Nominating and Voting Agreement, each Seller agreed to vote all securities of the Company which they hold in any manner as may be necessary to nominate and elect (and, if applicable, maintain in office) as a member of the Company’s Board, each of the Seller Nominated Persons and further to not remove any Seller Nominated Persons, unless such person is a Disqualified Person.

The agreement continues in effect from the Closing Date until the earlier of (a) the date mutually agreed by all the parties (the Company and each of the Sellers); and (b) the date that no Seller owns at least 5% of the outstanding shares of common stock of the Company; subject to certain rights and obligations which survive termination. Once a Seller’s ownership drops below 5% of the Company’s outstanding common stock, it no longer has any right to nominate any person under the Nominating and Voting Agreement, even if such Seller’s ownership increases above 5% of the Company’s common stock in the future.

Contribution Agreement

Pursuant to a Contribution Agreement dated January 5, 2022, entered into with each Seller and the Company at Closing, each of the Sellers agreed, among other things, for the purposes of Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”):

● That the Purchase Agreements, while individual in nature, were negotiated by each Seller collectively with the Company, and are intended to be part of one singular transaction.

● The closing of each Purchase Agreement is conditioned on the consummation of the closing under each of the other Purchase Agreements.

● Following the Closing, the Sellers will control, within the meaning of Section 368(c) of the Code, the Company, with the assets to be acquired by the Company pursuant to the Purchase Agreements collectively constituting the “Contributed Assets”.

● That the intent of the parties is for the Purchase Agreements, and the transactions contemplated thereby, to provide for a tax-free exchange between the Sellers and the Company as described in, and in accordance with, Section 351 of the Code.

Farmout Agreement

On the Closing Date, Synergy and U.S. Energy entered into a Farmout Agreement concerning certain leases located in Glacier and Toole Counties, in Montana, which provides, among other things, the Company a 20% participation right on any type of secondary or tertiary development operations undertaken by Synergy in such properties. Synergy agreed to bear 100% of the drilling, operating, equipping and completing expense associated with the enhancing operations conducted on the properties, subject to such participation right. The Farmout Agreement includes limited tag-along rights for the Company and confidentiality obligations.

Pursuant to the Farmout Agreement, Synergy has the right to purchase back from the Company, any unit or field on the farmout properties for which Synergy has given written notice that it will commence enhancement operations on, and Synergy, in fact, commences such operations, and the unit or field has been affected by production enhancement operations performed by Synergy. The price of said purchase is to be based on the greater of PV-10 value of said unit or field, based on its current Initial Production Rate (“IPR”) at (i) the prevailing commodity price at the time of purchase or (ii) flat pricing of $65.00 per barrel of oil and $3.25 per thousand cubic feet (mcf) of natural gas (the “Repurchase Right”). For so long as Synergy or any of its affiliates has the right to appoint a member of the board of directors of the Company, if (and only if) the proposed purchase price for the sale to Synergy of the applicable farmout properties is less than the Repurchase Price, the sale of such farmout properties shall be subject to the affirmative approval by the disinterested members of the Board of Directors of the Company.

The Farmout Agreement has an initial term of ten years. If Synergy has not conducted any enhancement operations during the term, the Farmout Agreement terminates. If operations have been conducted and Synergy has succeeded in increasing the production of any unit or wells in a unit, the Farmout Agreement continues in full force and effect for so long as there is oil and gas in commercially paying quantities in any unit or field affected by Synergy pursuant to the terms thereof.

Transition Services Agreement

On the Closing Date, the Company entered into a Transition Services Agreement (“TSA”) with Banner, for Banner to provide services in connection with the assets acquired from Banner (“Services”), including (i) land and lease administration services; (ii) revenue and expense accounting services, accounts payable payment services, accounts receivable collection services, division order services, marketing services, and related records services; (iii) information technology services, including all supervisory control and data acquisition (SCADA) and other field data capture, collection and reporting systems, and computer networks and other technology systems related to, or necessary in the operation of, the assets; (iv) tax services; and (v) other transition services and cooperation sufficient to enable the Company to set up its operations and assume the operation of the assets acquired from Banner.

The transition services are to be provided to the Company on an independent contractor basis. The TSA will remain in place for six months (through June 30, 2022), extendable on a month-to-month basis thereafter at the Company’s request, subject to the terms of the agreement, and the Company will pay Banner $90,000 per month during the duration of the TSA, and reimburse Banner for reasonable and documented expenses incurred by Banner, including the cost to maintain insurance. The TSA includes mutual confidentiality and indemnification obligations with the Company agreeing to indemnify Banner in respect to certain third-party claims arising from the Services and Banner agreeing to indemnify the Company against third party claims arising from the willful misconduct or gross negligence of Banner or its related parties.

* * * * *

The foregoing description of the RRA, Nominating and Voting Agreement, Contribution Agreement, Farmout Agreement, and Transition Services Agreement, is only a summary and is not complete, and is qualified in its entirety by reference to the RRA, Nominating and Voting Agreement, Contribution Agreement, Farmout Agreement, and Transition Services Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated into this Item 1.01 in their entirety by reference.

Credit Agreement; Hedging Agreement and Related Transactions

Credit Agreement

Separate from the Closing, but also effective on January 5, 2022, the Company entered into a five-year credit agreement (“Credit Agreement”) with Firstbank Southwest (“Firstbank”) as administrative agent for one or more lenders (the “Lenders”), which provides for a revolving line of credit with an initial borrowing base of $15 million, subject to adjustment as discussed in the Credit Agreement, and redetermination on a semi-annual basis on April 1st and October 1st of each year, or in the interim as provided in the Credit Agreement, and a maximum credit amount of $100,000,000. The borrowing base is subject to semi-annual redeterminations in April and October of each year until maturity, based on the value of the Company’s proved oil and natural gas reserves in accordance with the lenders’ customary procedures and practices.

Under the Credit Agreement, revolving loans may be borrowed, repaid and re-borrowed until January 5, 2026, when all outstanding amounts must be repaid.

Under the Credit Agreement, the Company may request letters of credit for its own account or the account of its subsidiaries (which are guarantors of the debt), in an amount equal to no more than 10% of the total borrowing base then in effect.

Amounts borrowed under the Credit Agreement are to be evidenced by promissory notes entered into with the Lenders subject to the terms of the Credit Agreement (the “Notes”).

Interest on the outstanding amounts under the Credit Agreement will accrue at an interest rate equal to (a) the greatest of (i) the prime rate in effect on such day, and (b) the Federal Funds rate in effect on such day (as determined in the Credit Agreement) plus 0.50%, and an applicable margin that ranges between 0.25% to 1.25% depending on utilization of the amount of the borrowing base (the “Applicable Margin”). During the first six months of the term, the applicable margin will be 0.75% regardless of utilization. If the Company fails to deliver a report setting forth its proved oil and natural gas reserves as and when required under the Credit Agreement, the applicable margin will be 1.25% regardless of utilization.

In the event that certain event of defaults (as described under the Credit Agreement) occur, the outstanding amounts will bear an additional 2.00% interest per annum. Accrued interest on each revolving loan is payable in arrears on the last day of each March, June, September and December.

The Company generally has the right to make prepayments of the borrowings at any time without penalty or premium under the Credit Agreement. A commitment fee of 0.50% accrues on the average daily amount of the unused portion of the borrowing base (currently $11,500,000) is payable in arrears on the last business day of March, June, September and December of each year and on the maturity date. Letter of credit fees will include a participation fee to the administrative agent accruing interest at the Applicable Margin as loans under the Credit Agreement, based on the average daily amount of the letter of credits issued by such Lender, as calculated under the terms of the Credit Agreement, and a fronting fee accruing interest at 0.125% will be paid to each bank issuing letters of credit under the Credit Agreement, as well as certain other standard fees of issuing banks. Participation fees and fronting fees accrued through and including the last business day of March, June, September and December of each year are payable on such last business day. We also agreed to pay certain fees to the agent, including an upfront fee of 0.75% of the initial borrowing base.

We are also required to make certain mandatory repayments under the Credit Agreement, in the event the borrowing base decreases below the aggregate amount of loans made by the Lenders and/or if as of the last business day of any calendar month, certain required debt ratios required under the Credit Agreement are not met, there are outstanding amounts owed to the Lenders, and the Company has consolidated cash on hand in excess of $5 million, and in some cases we are also required to pay cash to the agent to be held as collateral.

The Credit Agreement contains customary indemnification requirements, representations and warranties and customary affirmative and negative covenants applicable to the Loan Parties and their subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, transactions with affiliates, and dividends and other distributions. In addition, the Credit Agreement contains financial covenants, tested quarterly, that limit the Company’s ratio of total debt to EBITDAX (as defined in the Credit Agreement) to 3:1 and require its ratio of consolidated current assets to consolidated current liabilities (as each is described in the Credit Agreement) to remain at 1:1 or higher.

The proceeds of the borrowings under the Credit Agreement must be used to provide funds for working capital, to finance capital expenditures, for the acquisition and development by the Company and its subsidiaries of certain oil and natural gas producing properties, to refinance existing debt, and for general corporate purposes of the Company and its subsidiaries.

The Credit Agreement also requires us to hedge certain oil and gas volumes, based on our utilization of the borrowing base, which hedging will be accomplished pursuant to the ISDA Master Agreement, discussed below.

Events of default under the Credit Agreement include: the failure by the Company to timely make payments due under the Credit Agreement; material misrepresentations or misstatements in any representation or warranty of any of the Loan Parties; failure by the Company or any of its subsidiaries to comply with their covenants under the Credit Agreement and other related agreements, subject in certain cases to rights to cure; certain defaults under other indebtedness of the Loan Parties; insolvency or bankruptcy-related events with respect to the Company or any of its subsidiaries; certain unsatisfied judgments against the Company or any of its subsidiaries in an amount in excess of $500,000; if the Credit Agreement or certain related agreements or security interests created by them cease to be in full force and effect; certain ERISA-related events reasonably expected to have a material adverse effect on the Company and its subsidiaries; and the occurrence of a change in control, each as discussed in greater detail in the Credit Agreement, and subject to certain cure rights. If any event of default occurs and is continuing under the Credit Agreement, the Lenders may terminate their commitments, and may require the Company and its subsidiaries to repay outstanding debt and/or to provide a cash deposit as additional security for outstanding letters of credit.

A total of $3.5 million was borrowed under the Credit Agreement, immediately upon the entry into such Credit Agreement, which was evidenced by a Note dated January 5, 2022. Such $3.5 million was immediately used to repay $3.5 million of debt owed by Banner which the Company agreed to assume as part of the Closing.

Guaranty and Security Agreement

The Company’s obligations under the Credit Agreement and any secured swap agreement or secured cash management agreement are jointly and severally guaranteed by each of the Company’s existing and subsequently acquired or organized subsidiaries, including the Company’s current subsidiaries, Energy One LLC, New Horizon Resources LLC and BOG – OSAGE, LLC (together with the Company, the “Loan Parties”) pursuant to an Unconditional Guaranty dated February 5, 2022 (the “Guaranty”) and are secured, subject to customary permitted liens and other agreed upon exceptions, by (i) all of the equity interests of each Loan Party and (ii) a perfected security interest in and mortgages on all tangible and intangible assets of each Loan Party (i.e., are secured by substantially all of the assets of the Company). The security interests are set forth in a series of deeds of trust covering each of the Company’s oil and natural gas producing properties and in a Security Agreement dated February 5, 2022, covering the equity interests and other tangible and intangible assets of each Loan Party (the “Security Agreement”).

The Guaranty and Security Agreement requires the Company and its subsidiaries to comply with various affirmative and negative covenants, including, without limitation, covenants relating to maintaining perfected security interests, providing information and documentation to Firstbank, complying with contractual obligations relating to the collateral, restricting the sale and issuance of securities by their respective subsidiaries and providing Firstbank with access to the collateral.

Intercreditor Agreement

In connection with the Credit Agreement, Firstbank, as administrative agent for the Lenders and as collateral agent on behalf of all creditors, and Nextera Energy Marketing, LLC (“NextEra”), together with one or more future swap counterparties (“Swap Counterparties”) entered into an intercreditor agreement (“Intercreditor Agreement”), dated February 5, 2022, which was acknowledged by the Company. Under the Intercreditor Agreement, the parties agreed that the Loan Parties’ obligations under the Credit Agreement and their obligations to the Swap Counterparties in connection with certain acceptable swap agreements (as defined in the Intercreditor Agreement), and discussed below under “ISDA Master Agreement”, would be pari passu and ratably secured by the deeds of trust securing the Company’s obligations under the Credit Agreement, and permitted such swap agreements under the terms of the Credit Agreement, subject to certain requirements. The Intercreditor Agreement terminates upon payment in full of all amounts owed under the Credit Agreement and the Master Agreement Schedule, discussed below.

ISDA Master Agreement

Separate from the Closing, but also effective on January 5, 2022, the Company and NextEra entered into an International Swap Dealers Association, Inc. Master Agreement (“Master Agreement”), facilitating the Company to enter into derivative and/or hedging transactions (“Transactions”) to manage the risk associated with its business relating to commodity prices. The derivative and hedging transactions will be governed by the Master Agreement, including the related Schedule to the ISDA Master Agreement (“Schedule”). The Company’s obligations to NextEra under the Master Agreement are secured by the collateral which secures the loans under the Credit Agreement on a pari passu and pro rata basis with the principal of such loans. The structure of the Transactions may include swaps, caps, floors, collars, locks, forwards and options.

Certain events of default will apply to the Transactions under the ISDA Master Agreement and Schedule, including, but not limited to, failure to pay or deliver, breach of the agreement, credit support default, cross-defaults and misrepresentation.

NextEra’s obligations under the Master Agreement and Schedule were guaranteed by NextEra Energy Capital Holdings, Inc. pursuant to a Guaranty, which is included as Exhibit I to the Master Agreement.

The Company’s entry into and the obligations of the Company under the Master Agreement and Schedule were required conditions to the Closing of the Banner Purchase Agreement, pursuant to which the Company was required to assume and novate certain hedges of Banner which had a mark to market loss of approximately $3.1 million as of the Closing Date.

* * * * *

The foregoing summary of the Credit Agreement, Notes, Guaranty, Security Agreement, Intercreditor Agreement, and Master Agreement (and Schedule and Guaranty), is qualified in its entirety by the complete text of the Credit Agreement, the Note, Guaranty, Security Agreement, Intercreditor Agreement, and Master Agreement (and Schedule), copies of which are filed as Exhibits 10.6, 10.7, 10.8, 10.9, 10.10 and 10.11, respectively, to this Current Report on Form 8-K and incorporated into this Item 1.01 in their entirety by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The description of the Closing of the Purchase Agreements, the Purchase Agreements and the Acquired Assets, and the other information set forth under “Purchase Agreements, Related Agreements and Transactions” in Item 1.01 above, is incorporated by reference into this Item 2.01 in its entirety. To the extent required by Item 2.01, the information contained in the Current Reports on Form 8-K filed by the Company with the Commission on October 6, 2021 and October 27, 2021, is hereby incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information and disclosures set forth in Item 1.01 above under “Credit Agreement; Hedging Agreement and Related Transactions”, including, but not limited to the discussion of the Credit Agreement, Notes, Master Agreement (and Schedule and Guaranty), and the descriptions of the amounts borrowed under the Credit Agreement to date and the obligations of the Company under the Master Agreement and Schedule, and the exhibits referenced therein, and incorporated by reference therein, are incorporated by reference into this Item 2.03 in their entirety.

Item 3.02 Unregistered Sales of Equity Securities.

We claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, for the issuance of the 19,905,736 SPA Shares, since the Purchase Agreements and related transactions did not involve a public offering, the recipients were “accredited investors”, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities are not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 3.03 Material Modifications to Rights of Security Holders.

The information and disclosures set forth in Item 1.01 above under “Purchase Agreements, Related Agreements and Transactions” and “Credit Agreement; Hedging Agreement and Related Transactions”, including the exhibits referenced therein, and incorporated by reference therein, are incorporated by reference into this Item 3.03 in their entirety.

As described in Item 5.03 below, which description is incorporated by reference herein, on January 4, 2022, the Board of Directors amended the Amended and Restated Bylaws of the Company to increase the number of directors of the Company from five to seven.

Item 5.01 Changes in Control of Registrant.

As a result of the Closing, and effective on the Closing Date, January 5, 2022, the Sellers hold 80.98% of the Company’s outstanding shares of common stock, effectively controlling the Company, and as such, the acquisition resulted in a change of control of the Company. No one person or group held voting control over the Company prior to the Closing.

Following the Closing, John A. Weinzierl, who was appointed as member of the Board of Directors and Chairman of the Company effective upon Closing, beneficially owns 6,568,828 shares of common stock of the Company (26.7% of the Company’s outstanding common stock)(representing the shares issued to Lubbock), which he beneficially owns due to Mr. Weinzierl’s status as Chief Executive Officer of Lubbock; Duane H. King, who was appointed as a member of the Board of Directors of the Company effective upon Closing, beneficially owns 6,546,384 shares of common stock of the Company (26.6% of the Company’s outstanding common stock)(representing the shares issued to Synergy), which he beneficially owns as Chief Executive Officer of Synergy; and Joshua L. Batchelor, who was appointed as member of the Board of Directors of the Company effective upon Closing, beneficially owns 6,790,524 shares of common stock of the Company (27.6% of the Company’s outstanding common stock)(representing the shares issued to the Banner Parties), which he beneficially owns due to Mr. Batchelor’s status as Managing Partner of Sage Road, which entity owns and controls each Banner Party entity.

Separately, each of the Sellers entered into a Nominating and Voting Agreement at Closing, which is described in greater detail above under Item 1.01, “Purchase Agreements, Related Agreements and Transactions—Purchase Agreements, Related Agreements and Transactions”, which information, and the Nominating and Voting Agreement, are incorporated by reference in this Item 5.01 in their entirety, which provides that each Nominating Party (as defined in Item 1.01) will have the right to designate for nomination to the Board two nominees (for so long as such Nominating Party holds at least 15% of the Company’s outstanding common stock) and one nominee (for so long as such Nominating Party holds at least 5% of the Company’s common stock), for appointment at any stockholder meeting or via any consent to action without meeting of the stockholders of the Company. The Nominating and Voting Agreement also requires the Board to include such nominees in the slate of directors up for appointment at each meeting of stockholders where directors will be appointed, and take other actions to ensure that such persons are elected to the Board by the stockholders of the Company. During the term of the Nominating and Voting Agreement, each Seller agreed to vote all securities of the Company which they hold in any manner as may be necessary to nominate and elect (and, if applicable, maintain in office) as a member of the Company’s Board, each of the Seller Nominated Persons and further to not remove any Seller Nominated Persons, unless such person is a Disqualified Person (as defined in Item 1.01).

Except in connection with the Nominating and Voting Agreement and the Purchase Agreements, no arrangements or understandings exist among present or former controlling shareholders with respect to the election of members of the Board of Directors of the Company, and, to the knowledge of the Company, no other arrangements exist that might result in a change of control of the Company.

The Purchase Agreements are disclosed in greater detail in the Current Reports on Form 8-K filed by the Company with the SEC on October 6, 2021 and October 27, 2021. The shares of common stock issued to each of the Sellers were issued pursuant to the terms of the Purchase Agreements, in consideration for the Acquired Assets.

The information and disclosures set forth in Item 1.01 above under “Purchase Agreements, Related Agreements and Transactions” including the exhibits referenced therein, and incorporated by reference therein, are incorporated by reference into this Item 5.01 in their entirety.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

Effective on January 4, 2022, Javier F. Pico notified the Company of his intent to resign as a member of the Board of Directors of the Company, effective upon the Closing, which Closing and which resignation was effective January 5, 2021. The resignation was not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but was solely due to the requirements of the Purchase Agreements and Nominating and Voting Agreement.

(b)(c) Chief Operating Officer Appointment

Effective on January 5, 2022, pursuant to the terms of the Purchase Agreements and Nominating and Voting Agreement, and as a required condition to Closing, the Board of Directors appointed Mr. Donald Kessel as Chief Operating Officer of the Company. While the Company did not have a formal Chief Operating Officer prior to such appointment, to the extent that Mr. Ryan L. Smith, the Chief Executive Officer and Chief Financial Officer of the Company, could have been deemed the principal operating officer of the Company, due to his status as the sole executive officer of the Company prior to such appointment, Mr. Smith was relieved of such functions effective as of the appointment of Mr. Kessel.

Mr. Kessel is not party to an employment agreement with the Company, and will serve as Chief Operating Officer, at the discretion of the Board, rather than for specific terms of office, subject to the terms of any employment agreement.

Mr. Kessel’s biographical information is provided below:

Donald A. Kessel

Mr. Kessel, age 61, has served as U.S. Energy’s Vice President of Operations (non-executive) since April 2021 after consulting for the Company since March 2020. Mr. Kessell has also provided consulting services to various entities in the exploration and production industry since 2016. Mr. Kessel previously served as Interim President and Chief Executive Officer of Timber Creek Energy LLC, an oil and gas exploration and production company from March 2018 to January 2019. Mr. Kessel is responsible for improving efficiency and implementing operational changes on U.S. Energy’s assets. Mr. Kessel co-founded Murex Petroleum Corporation in 1999 and grew the company into an industry leader in the Williston Basin, before leaving in 2016. Mr. Kessel’s began his oil and gas career at Hess Corporation in various engineering roles. Mr. Kessel spent 18 years on the Board of the North Dakota Petroleum Council and serves as the Chair of the Advisory Committee of the Petroleum Technology Program at Bismarck State College. Mr. Kessel obtained a B.S. in petroleum engineering from North Dakota State University.

There are no family relationships among any of the current Company directors and executive officers of the Company.

Mr. Kessel is not party to any material plan, contract or arrangement (whether or not written) with the Company and there are no arrangements or understandings between Mr. Kessel and any other person pursuant to which he was selected to serve as an officer of the Company (except in connection with the Purchase Agreements and Nominating and Voting Agreement), nor is he a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K, except in connection with the Purchase Agreements and Nominating and Voting Agreement.

Mr. Kessel’s compensation may be set from time to time by the Board of Directors of the Company, or the Compensation Committee, and Mr. Kessel, in the discretion of the Board of Directors and Compensation Committee, may also receive bonuses from time to time in the discretion of the Board and/or Compensation Committee in cash, stock, or options. Mr. Kessel’s current compensation, as approved by the Board of Directors effective January 1, 2022, is set forth below under “(e) Changes in Executive Compensation”.

(d) Appointment of new Directors

On January 4, 2022, and effective on January 5, 2022, pursuant to the terms of the Purchase Agreements and Nominating and Voting Agreement, and as a required condition to Closing, the Board of Directors, after amending the Bylaws to increase the number of members of the Board of Directors from five to seven (as discussed in greater detail in Item 5.03, below), and after the resignation of Mr. Pico, as discussed above, the Board of Directors, pursuant to the power provided to the Board under Wyoming law, the Company’s Bylaws and the Amended and Restated Articles of Incorporation of the Company, appointed (a) Mr. John A. Weinzierl, the Chief Executive Officer of Lubbock, who had been designated by Lubbock, as a director and Chairman of the Company; (b) Mr. Joshua Batchelor, the Managing Partner of Sage Road, who had been designated by Banner, as a director of the Company; and (c) Mr. Duane H. King, the Chief Executive Officer of Synergy, who had been designated by Synergy, as a director of the Company.

Each of the persons described above were appointed to the Board of Directors pursuant to the terms of the Purchase Agreements and Nominating and Voting Agreement (each discussed in greater detail in Item 1.01, above).

Pursuant to the Nominating and Voting Agreement, which is described in greater detail above under Item 1.01, “Purchase Agreements, Related Agreements and Transactions—Purchase Agreements, Related Agreements and Transactions”, which information, and the Nominating and Voting Agreement, are incorporated by reference in this Item 5.02 in their entirety, each Nominating Party (as defined in Item 1.01) has the right to designate for nomination to the Board two nominees (for so long as such Nominating Party holds at least 15% of the Company’s outstanding common stock) and one nominee (for so long as such Nominating Party holds at least 5% of the Company’s common stock), for appointment at any stockholder meeting or via any consent to action without meeting of the stockholders of the Company. The Nominating and Voting Agreement also requires the Board to include such nominees in the slate of directors up for appointment at each meeting of stockholders where directors will be appointed, and take other actions to ensure that such persons are elected to the Board by the stockholders of the Company. During the term of the Nominating and Voting Agreement, each Seller agreed to vote all securities of the Company which they hold in any manner as may be necessary to nominate and elect (and, if applicable, maintain in office) as a member of the Company’s Board, each of the Seller Nominated Persons and further to not remove any Seller Nominated Persons, unless such person is a Disqualified Person (as defined in Item 1.01).

Each of (a) Mr. John A. Weinzierl, (b) Mr. Joshua Batchelor; and (c) Mr. Duane H. King, were Seller Nominated Persons of each of the Sellers, and such appointments to the Board of Directors were required conditions to the Closing. Such persons will continue to serve as members of the Board of Directors pursuant to the terms of the Nominating and Voting Agreement.

There are no family relationships among any of the current Company directors and executive officers of the Company.

In connection with such appointments, and effective at Closing, the Board of Directors appointed the new members of the Board to following classes of director:

Class	Director/ Director Candidate	Expiration of Initial Term of Director*
Class One	Randall D. Keys	2023
Class One	D. Stephen Slack	2023
Class One	John A. Weinzierl	2023
Class Two	Ryan L. Smith	2024
Class Two	James W. Denny III	2024
Class Three	Duane H. King	2022
Class Three	Joshua Batchelor	2022

*Terms expire at the annual meeting of stockholders to be held in 2022 (Class Three), 2023 (Class One) and 2024 (Class Two) Directors.

Also in connection with such appointments, and effective at Closing, Mr. King was appointed to the Compensation Committee, and the Board of Directors updated the committee membership of the other directors of the Company as follows:

	Audit Committee	Compensation Committee	Nominating Committee
John A. Weinzierl(1)
Randall D. Keys	C	M	M
D. Stephen Slack	M	C	M
Ryan L. Smith
James W. Denny III	M		C
Duane H. King		M
Joshua Batchelor

(1) Chairman of Board of Directors.

C – Chairman of Committee.

M – Member.

The Board of Directors also affirmatively determined that each of (a) Mr. John A. Weinzierl, (b) Mr. Joshua Batchelor; and (c) Mr. Duane H. King, were independent within the requirements of The Nasdaq Stock Market.

Except in connection with the agreements described above under Item 1.01, under “Purchase Agreements, Related Agreements and Transactions”, neither (a) Mr. John A. Weinzierl, (b) Mr. Joshua Batchelor; or (c) Mr. Duane H. King, is a party to any material plan, contract or arrangement (whether or not written) with the Company, there are no arrangements or understandings between such persons and any other person pursuant to which they were selected to serve as a member of the Board of Directors (except in connection with the Purchase Agreements and Nominating and Voting Agreement), they are not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K, and none of such persons are party to any material plan, contract or arrangement (whether or not written) to which the director is a party or in which he participates, except in connection with such agreements discussed above Item 1.01, under “Purchase Agreements, Related Agreements and Transactions”, which are incorporated by reference herein.

As non-management directors of the Company, each of the New Directors will receive director compensation on the same basis as other non-management directors of the Company in accordance with the Company’s director compensation policies and practices, as they may be amended from time to time, which effective as of January 1, 2022 (as approved by the Board of Directors on January 5, 2022), include:

●	An annual cash retainer payable to each member of the Board of Directors of $75,000 ($150,000 as to the Chairman of the Board of Directors);
●	An annual cash payment payable to the Chairperson of (a) the Audit Committee of $20,000; (b) the Compensation Committee of $10,000; and (c) the Nominating Committee of $10,000; and
●	Long-term equity grants of shares of common stock of the Company, issuable to each member of the Board of Directors and the Chairman of the Board of Directors, to be determined by the Board of Directors in the future, which are expected to vest over time, subject to such persons’ continued service on the Board of Directors. Such awards and terms have not been finalized to date, and will be included in an amendment to this Current Report on Form 8-K within four business days after such grants and awards have been determined.

The biographical information of (a) Mr. John A. Weinzierl, (b) Mr. Joshua Batchelor; and (c) Mr. Duane H. King, is included below:

John A. Weinzierl, age 53

John A. Weinzierl is a founding partner of Katla Capital, a Houston based family office seeking to invest with entrepreneurs, business owners, management teams and other investors/sponsors in diversified industries, as well as other opportunistic investments in real estate and alternative asset classes. He also leads Katla Energy Holdings LLC, a company he founded in 2016, to own, operate and invest in energy assets and companies in North America. John previously served as CEO of Memorial Resource Development LLC (MRD), a company he co-founded in 2011, from December 2011 to September 2016. While CEO, he expanded MRD’s oil and gas operations to six states, led the public listing of two subsidiary companies, Memorial Resource Development Corp. and Memorial Production Partners LP. Memorial Production Partners LP filed for Chapter 11 bankruptcy protection in January 2017, which bankruptcy was closed in May 2017 (Mr. Weinzierl served as Chief Executive Officer of Memorial Production Partners LP from December 2011 to September 2016). Prior to MRD, John was a partner and ran the Houston office of NGP Energy Capital Management, an energy-focused private equity firm, from 1999 to 2011. He sourced, structured and executed investments, monitored existing investments and led capital markets transactions in the upstream, midstream and oilfield services sectors. He began his career as a petroleum engineer for Conoco, Inc. and held positions of increasing responsibility in project teams located in the US, Congo (Brazzaville), Nigeria and Norway. John is a licensed Professional Engineer (PE) in the State of Texas, and earned a B.S. in Petroleum Engineering and an MBA from the University of Texas at Austin, which recognized him as Sord Scholar, a Distinguished Alumnus from the Department of Petroleum Engineering and an Outstanding Young Engineering Graduate. He is currently a member and former chairman of the Engineering Advisory Board of the Cockrell School of Engineering at the University of Texas at Austin, was President of the Houston Producers Forum, serves on the Board of Trustees of Episcopal High School (Houston) and is President of the St. Francis Episcopal Church Endowment Fund. The Board has concluded that Mr. Weinzierl’s significant oil and gas experience qualifies him for service as a member of the Board of Directors.

Duane H. King, age 61

Mr. King has served as CEO of Synergy Offshore, LLC (which he co-founded) since October 2010. In 2002, Mr. King co-founded Synergy Oil & Gas, L.P. (“Synergy LP”). In 2010 and 2011, Synergy LP sold its assets, providing a successful exit to its private equity sponsor, Natural Gas Partners, while retaining interest in a midstream processing company and an exploration project. In 1991, Mr. King co-founded Synergy Oil & Gas, Inc and in 2001, successfully sold the company. From 1988 to May 1991, he served as an Associate with the Chase Manhattan Bank in the Energy Division in Houston and New York, specializing in energy corporate finance. From 1984 to 1986, Mr. King was a Production Engineer for Mitchell Energy & Development Corp. in Midland, Texas. His responsibilities with Mitchell included the design, arrangement and performance of completions and workovers and the direction of the daily operations of approximately 120 producing oil and gas wells. Mr. King is a member of The Chancellor’s Council Executive Committee and the Engineering Advisory Board for the University of Texas. Mr. King is also involved in numerous charity organizations and is currently the President of the Board of Yellowstone Academy, a school he helped establish, and has served on the Boards of Episcopal High School, Archway Academy, Presbyterian School, Houston Habitat for Humanity, Houston Producers Forum, and other organizations. Mr. King received his B.S. with honors in Petroleum Engineering from the University of Texas and obtained an MBA from the University of Texas where he was a Sord Scholar. The Board has concluded that Mr. King’s significant oil and gas experience qualifies him for service as a member of the Board of Directors.

Joshua L. Batchelor, age 45

Mr. Batchelor is a Co-Founder and Managing Partner of Sage Road Capital, a Houston-based lower middle market private equity fund focused on the upstream oil and gas sector, with over $200 million under management. Prior to founding Sage Road in 2012, Mr. Batchelor was a Principal at Quantum Energy Partners, a leading energy-focused private equity firm with over $6 billion of capital under management. Mr. Batchelor also held positions with Behrman Capital, a middle market private equity firm focused on technology, healthcare and business services, and Morgan Stanley Capital Partners (now Metalmark Capital). Mr. Batchelor served as a director of Ridglea Energy, LLC from November 2015 to October 2020, which entity filed for Chapter 7 bankruptcy in October 2020 which was final in May 2021. Mr. Batchelor holds a B.A. in Mathematical Methods in the Social Sciences and Economics with honors from Northwestern University. The Board has concluded that Mr. Batchelor’s significant private equity and oil and gas experience qualifies him for service as a member of the Board of Directors.

(e) Changes in Executive Compensation

On January 5, 2022, and effective on January 1, 2022, the Board of Directors (with the recommendation of the Compensation Committee, and with Mr. Smith abstaining from the vote thereon) increased the base annual salary of Mr. Ryan L. Smith, the Chief Executive Officer of the Company, from $240,000 per year, to $300,000 per year. Mr. Smith is also expected to receive an equity award in connection with the increase in his salary, which grant and award has not been finalized to date, and will be included in an amendment to this Current Report on Form 8-K within four business days after such grant and award amount has been determined. Mr. Smith may also receive additional bonuses awarded from time to time in the discretion of the Board and/or Compensation Committee in cash, stock, or options. Mr. Smith’s compensation may be increased from time to time in the discretion of the Compensation Committee and/or Board of Directors.

Also on January 5, 2022, and effective on January 1, 2022, the Board of Directors (with the recommendation of the Compensation Committee) set the compensation of Mr. Kessel, the newly appointed Chief Operating Officer of the Company, at $240,000 per year. Mr. Kessel is also expected to receive an equity award in connection with his appointment as Chief Operating Officer, which grant and award has not been finalized to date, and will be included in an amendment to this Current Report on Form 8-K within four business days after such grant and award amount has been determined. Mr. Kessel may also receive additional bonuses awarded from time to time in the discretion of the Board and/or Compensation Committee in cash, stock, or options. Mr. Kessel’s compensation may be increased from time to time in the discretion of the Compensation Committee and/or Board of Directors.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 4, 2022, the Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws (“Restated Bylaws”) to amend Section 3.2 thereto, to increase the number of members of the Board of Directors from five to seven members. A copy of the Company’s Amended and Restated Bylaws, as amended, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 4, 2022, the Company held a Special Meeting of Stockholders at 9:00 A.M. Houston time at the Company’s corporate offices: 675 Bering Drive, Suite 390, Houston, Texas 77057 (the “Special Meeting”). Summarized below are the results of the matters voted on at the Special Meeting.

Matter Voted On	Votes For	Votes Against	Abstentions	Broker Non-Votes
1. To approve the terms of that certain Purchase and Sale Agreement, dated October 4, 2021, between Lubbock Energy Partners LLC (“Lubbock”) and the Company (as it may be amended from time to time and including all exhibits and schedules thereto, “Lubbock Purchase Agreement”), including, but not limited to, the shares of Company common stock issuable in connection therewith, pursuant to which the Company will acquire certain oil and gas interests and related assets from Lubbock (the “Lubbock Purchase Agreement Proposal”);	2,397,254	137,989	59,827	-0-
2. To approve the terms of that certain Purchase and Sale Agreement, dated October 4, 2021, between Banner Oil & Gas, LLC (“Banner Oil”), Woodford Petroleum, LLC (“Woodford”) and Llano Energy LLC (“Llano” and collectively, Llano, Banner Oil and Woodford, “Banner”) and the Company (as it may be amended from time to time and including all exhibits and schedules thereto, “Banner Purchase Agreement”), but not limited to, the shares of Company common stock issuable in connection therewith, pursuant to which the Company will acquire certain oil and gas interests and related assets from Banner (the “Banner Purchase Agreement Proposal”);	2,395,328	137,987	61,755	-0-
3. To approve the terms of that certain Purchase and Sale Agreement, dated October 4, 2021, between Synergy Offshore LLC (“Synergy”) and the Company (as it may be amended from time to time and including all exhibits and schedules thereto, “Synergy Purchase Agreement”), but not limited to, the shares of Company common stock issuable in connection therewith, pursuant to which the Company will acquire certain oil and gas interests and related assets from Synergy (the “Synergy Purchase Agreement Proposal”, and together with the Lubbock Purchase Agreement Proposal and the Banner Purchase Agreement Proposal, the “Purchase Agreements Proposals”);	2,395,333	138,010	61,727	-0-
4. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of U.S. Energy’s named executive officers prior to, or after, the consummation of the transactions contemplated by the Lubbock Purchase Agreement, Banner Purchase Agreement and Synergy Purchase Agreement (as they have, and may be, amended from time to time and including all exhibits and schedules thereto, the “Purchase Agreements”); and	2,296,313	233,091	65,666	-0-
5. To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the Purchase Agreements.	2,372,995	153,824	68,251	-0-

The results reported above are final voting results. No other matters were considered or voted upon at the meeting.

The proposals above are described in greater detail in the Definitive Proxy Statement on Schedule 14A, filed by the Company with the Securities and Exchange Commission on November 9, 2021 (the “Proxy Statement”). At the Special Meeting, an aggregate of 2,595,070 shares of voting stock, or 55.5% of our 4,676,301 total outstanding voting shares as of November 5, 2021, the record date for the Meeting (the “Record Date”), were present at or were voted at the Meeting, constituting a quorum. Approval of Proposals 1 through 5 required more votes cast in favor of such proposals than were cast against such proposals at the Special Meeting and as such, each of proposals 1 through 5 were approved by the requisite vote of the Company’s stockholders.

Item 7.01. Regulation FD Disclosure.

On January 10, 2022, the Company issued a press release announcing the Closing. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Also on January 10, 2022, the Company posted an updated January 2022 presentation on its website, disclosing certain information about the Company and the acquisitions. A copy of the presentation is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

The information responsive to Item 7.01 of this Form 8-K and Exhibits 99.1 and 99.2, attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The press release and presentation furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K, contain forward-looking statements within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements relate to the Company’s current expectations and are subject to the limitations and qualifications set forth in the press release and presentation as well as in the Company’s other filings with the Securities and Exchange Commission, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements. These statements also involve known and unknown risks, which may cause the results of the Company, its divisions and concepts to be materially different than those expressed or implied in such statements. Accordingly, readers should not place undue reliance on any forward-looking statements. Forward-looking statements may include comments as to the Company’s beliefs and expectations as to future financial performance, events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the Company’s control. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Cautionary Note About Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic and current filings with the SEC, including the Form 10-Qs and Form 10-Ks, filed with the SEC and available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as otherwise provided by law.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements of the Acquired Assets will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

Pro forma financial information relative to acquisition of the Acquired Assets will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description
2.1+	Purchase and Sale Agreement between among Lubbock Energy Partners, LLC, as seller, and U.S. Energy Corp., as purchaser, dated as of October 4, 2021 (Filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 6, 2021, and incorporated by reference herein)
2.2+	Purchase and Sale Agreement between among Banner Oil & Gas, LLC, Woodford Petroleum, LLC and Llano Energy LLC, as sellers, and U.S. Energy Corp., as purchaser, dated as of October 4, 2021 (Filed as Exhibit 2.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 6, 2021, and incorporated by reference herein)
2.3+	Purchase and Sale Agreement between among Synergy Offshore, LLC, as seller, and U.S. Energy Corp., as purchaser, dated as of October 4, 2021 (Filed as Exhibit 2.3 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 6, 2021, and incorporated by reference herein)
2.4	First Amendment to Purchase and Sale Agreements between Lubbock Energy Partners, LLC; Banner Oil & Gas, LLC, Woodford Petroleum, LLC and Llano Energy LLC; Synergy Offshore, LLC, and U.S. Energy Corp., dated as of October 25, 2021(Filed as Exhibit 2.4 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 27, 2021, and incorporated by reference herein)
3.1*	Amended and Restated Bylaws of U.S. Energy Corp.
10.1*	Registration Rights Agreement dated January 5, 2022, by and between U.S. Energy Corp., Banner Oil & Gas, LLC, Woodford Petroleum, LLC, Llano Energy LLC, Lubbock Energy Partners LLC and Synergy Offshore LLC
10.2*	Nominating and Voting Agreement dated January 5, 2022, by and between U.S. Energy Corp., Banner Oil & Gas, LLC, Woodford Petroleum, LLC, Llano Energy LLC, Lubbock Energy Partners LLC and Synergy Offshore LLC
10.3*	Contribution Agreement dated January 5, 2022, by and between U.S. Energy Corp., Banner Oil & Gas, LLC, Woodford Petroleum, LLC, Llano Energy LLC, Lubbock Energy Partners LLC and Synergy Offshore LLC
10.4*+	Farmout Agreement dated January 5, 2022, by and between U.S. Energy Corp. and Synergy Offshore LLC
10.5*+	Transition Services Agreement dated January 5, 2022, by and between Banner Oil & Gas, LLC and U.S. Energy Corp.
10.6*	Credit Agreement dated as of January 5, 2022, among U.S. Energy Corp., as borrower, Firstbank Southwest, as Administrative Agent and the Lenders party thereto
10.7*	Note dated January 5, 2022 in connection with January 5, 2022, Credit Agreement
10.8*	Unconditional Guaranty dated January 5, 2022, by and between Firstbank Southwest and Energy One LLC, New Horizon Resources LLC and BOG – OSAGE, LLC
10.9*+	Security Agreement dated January 5, 2022, by and between U.S. Energy Corp., Energy One LLC, New Horizon Resources LLC and BOG – OSAGE, LLC and Firstbank Southwest
10.10*	Intercreditor Agreement dated January 5, 2022, by and between Nextera Energy Marketing, LLC, each Swap Counterparty thereto, U.S. Energy Corp. and Firstbank Southwest
10.11*	ISDA 2002 Master Agreement between Nextera Energy Marketing, LLC and U.S. Energy Corp., and related Schedule and form of Guaranty.
99.1**	Press Release dated January 10, 2022
99.2**	January 2022 Corporate Overview Presentation
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

* Filed herewith.

** Furnished herewith.

+ Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that U.S. Energy Corp. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

By:	/s/ Ryan Smith
Ryan Smith
Chief Executive Officer

Dated:	January 10, 2022